EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION

NAMES MICHAEL NEWCITY

CHIEF FINANCIAL OFFICER

(Fort Smith, Arkansas, May 28, 2010) — Arkansas Best Corporation (Nasdaq: ABFS) announced today that Michael E. Newcity has been promoted to Chief Financial Officer effective on June 1, 2010.

Mr. Newcity, who is 40 years old, is currently Director, Economic Analysis for Arkansas Best and leads a group that provides critical analysis on topics including costing and profitability methods, incentive systems, business metrics and forecasting.  Previously, Mr. Newcity held a variety of positions at ABF Freight System, Inc. and Data-Tronics Corp., both Arkansas Best Corporation subsidiaries.  During this time, Mr. Newcity was instrumental in the development and implementation of internal management systems as well as numerous Internet-based, customer-facing solutions that have established ABF as a leader in offering award-winning, value-added services in the less-than-truckload marketplace.

Mr. Newcity began his career with the corporation in 1993.  He holds a Bachelor’s degree in Computer Information Systems, with a concentration in economics, and a Master’s degree in Business Administration, both from the University of Arkansas.

“I am pleased to have Michael Newcity lead Arkansas Best’s financial team into the future,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer.  “At a very important time in Arkansas Best’s history, Michael brings a unique combination of analytical skills and innovative thinking into the CFO position.  As a 17-year employee of our company, Michael values our corporate culture.  He has played a significant role in the creation and development of numerous internal and external systems and solutions that have formed the foundation for ABF’s customer-centric reputation.  Over the years, Arkansas Best has established a strong financial team with a reputation for high ethical standards and excellence in financial reporting.  I believe that Michael’s technological expertise and strategic creativity will further enhance the strengths of that team, and contribute to the long-term success of our company.”

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company.  ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923.  ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America.  More information is available at arkbest.com and abf.com.

Contact: Mr. David Humphrey, Vice President Investor Relations and Corporate Communications

Telephone: (479) 785-6200

END OF RELEASE